SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                                   ACTV, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    00088E104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]     Rule 13d-1(b)

    [X]     Rule 13d-1(c)

    [ ]     Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         00088E104
--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 Tudor Investment Corporation
            --------------------------------------------------------------------
                 22-2514825
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)       X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization             Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                      0
                                              ----------------------------------
                        --------------------------------------------------------
Number of Shares        (6)  Shared Voting Power            1,752,826
Beneficially Owned                              --------------------------------
By Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                 0
                                                   -----------------------------
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power       1,752,826
                                                     ---------------------------
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            1,752,826
                                                     ---------------------------
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9      3.7%
                                                           ---------------------
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)             CO
                                                       -------------------------
--------------------------------------------------------------------------------

CUSIP No.         00088E104
--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 Paul Tudor Jones, II
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)       X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization             USA
                                                --------------------------------
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                      0
                                              ----------------------------------
                        --------------------------------------------------------
Number of Shares        (6)  Shared Voting Power            1,849,810
Beneficially Owned                              --------------------------------
By Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                 0
                                                   -----------------------------
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power       1,849,810
                                                     ---------------------------
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            1,849,810
                                                     ---------------------------
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9      3.9%
                                                           ---------------------
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)           IN
                                                       -------------------------
--------------------------------------------------------------------------------

CUSIP No.         00088E104
--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 The Tudor BVI Global Fund Ltd.
                 (formerly known as Tudor BVI Futures, Ltd.)
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)       X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                      0
                                              ----------------------------------
                        --------------------------------------------------------
Number of Shares        (6)  Shared Voting Power                    0
Beneficially Owned                              --------------------------------
By Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                 0
                                                   -----------------------------
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power               0
                                                     ---------------------------
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    0
                                                     ---------------------------
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9       0.0%
                                                           ---------------------
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)           CO
                                                       -------------------------
--------------------------------------------------------------------------------

CUSIP No.         00088E104
--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 The Tudor BVI Global Portfolio Ltd. (formerly known as
                 The Upper Mill Capital Appreciation Fund Ltd.)
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)       X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization          Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                      0
                                              ----------------------------------
                        --------------------------------------------------------
Number of Shares        (6)  Shared Voting Power              401,800
Beneficially Owned                              --------------------------------
By Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                 0
                                                   -----------------------------
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power         401,800
                                                     ---------------------------
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                              401,800
                                                     ---------------------------
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9      0.9%
                                                           ---------------------
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)           CO
                                                       -------------------------
--------------------------------------------------------------------------------

CUSIP No.         00088E104
--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 Tudor Proprietary Trading, L.L.C.
            --------------------------------------------------------------------
                 13-3720063
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)       X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization             Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                      0
                                              ----------------------------------
                        --------------------------------------------------------
Number of Shares        (6)  Shared Voting Power               96,984
Beneficially Owned                              --------------------------------
By Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                 0
                                                   -----------------------------
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power          96,984
                                                     ---------------------------
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                               96,984
                                                     ---------------------------
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9      0.2%
                                                           ---------------------
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)             OO
                                                       -------------------------
--------------------------------------------------------------------------------

CUSIP No.         00088E104
--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 The Altar Rock Fund L.P.
            --------------------------------------------------------------------
                 06-1558414
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)       X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization             Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                      0
                                              ----------------------------------
                        --------------------------------------------------------
Number of Shares        (6)  Shared Voting Power                6,356
Beneficially Owned                              --------------------------------
By Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                 0
                                                   -----------------------------
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power           6,356
                                                     ---------------------------
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                6,356
                                                     ---------------------------
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9      0.0%
                                                           ---------------------
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)           PN
                                                       -------------------------
--------------------------------------------------------------------------------

CUSIP No.         00088E104
--------------------------------------------------------------------------------
    1)      Names of Reporting Person

            S.S. or I.R.S. Identification No. of Above Person

                 The Raptor Global Portfolio Ltd.
            --------------------------------------------------------------------
                 98-0211544
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)       X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization         Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                      0
                                              ----------------------------------
                        --------------------------------------------------------
Number of Shares        (6)  Shared Voting Power            1,344,670
Beneficially Owned                              --------------------------------
By Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                 0
                                                   -----------------------------
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power       1,344,670
                                                     ---------------------------
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            1,344,670
                                                     ---------------------------
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9      2.9%
                                                           ---------------------
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)           CO
                                                       -------------------------
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

              ACTV, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              1270 Avenue of the Americas
              New York, NY 10020

Item 2(a).    Name of Person Filing:

              Tudor Investment Corporation ("TIC")
              Paul Tudor Jones, II
              The Tudor BVI Global Fund Ltd. ("Tudor BVI") (formerly known as
                Tudor BVI Futures, Ltd.)
              The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") (formerly known as The Upper Mill Capital Appreciation Fund Ltd.)
              Tudor Proprietary Trading, L.L.C. ("TPT")
              The Altar Rock Fund L.P. ("Altar Rock")
              The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b).    Address of Principal Business Office or, if none, Residence:

              The principal business office of each of TIC, TPT and Altar Rock is:

                           600 Steamboat Road
                           Greenwich, CT 06830

              The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           600 Steamboat Road
                           Greenwich, CT 06830

              The principal business office of each of Tudor BVI, Raptor Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).    Citizenship:

              TIC is a Delaware corporation
              Mr. Jones is a citizen of the United States
              Altar Rock is a Delaware limited partnership
              TPT is a Delaware limited liability company
              Tudor BVI, Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              00088E104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              (a) [ ] Broker or Dealer registered under Section 15 of the Act
              (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act
              (d) [ ] Investment Company registered under Section 8 of the
                      Investment Company Act
              (e) [ ] Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940
              (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
              (g) [ ] Parent Holding Company, in accordance with
                      ss.240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
              (h) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(H)

Item 4.       Ownership (As of April 19, 2000).

              (a) Amount Beneficially Owned: See Item 9 of cover pages

              (b) Percent of Class: See Item 11 of cover pages

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote
                          See Item 5 of cover pages
                        --------------------------------------------------------

                  (ii)  shared power to vote or to direct the vote
                          See Item 6 of cover pages
                        --------------------------------------------------------

                  (iii) sole power to dispose or to direct the disposition of
                          See Item 7 of cover pages
                        --------------------------------------------------------

                  (iv)  shared power to dispose or to direct the disposition of
                          See Item 8 of cover pages
                        --------------------------------------------------------

                  The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (96,984 shares), Altar Rock
              (6,356 shares), Raptor Portfolio (1,344,670 shares) and BVI Portfolio (401,800 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and BVI Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

                  Effective April 3, 2000, The Tudor BVI Global Fund Ltd.
              (formerly known as Tudor BVI Futures, Ltd.) transferred all of its shares of Common Stock to The Upper Mill Capital Appreciation Fund Ltd. which was renamed The Tudor BVI Global Portfolio Ltd.

Item 5.       Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable

Item 8.       Identification and Classification of Members of the Group.

                  See cover pages

Item 9.       Notice of Dissolution of Group.

                  Not applicable

Item 10.      Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                Dated: April 27, 2000

                                TUDOR INVESTMENT CORPORATION


                                By:       /s/ Andrew S. Paul
                                    --------------------------------------------
                                    Andrew S. Paul
                                    Managing Director and General Counsel


                                    /s/ Paul Tudor Jones, II
                                ------------------------------------------------
                                    Paul Tudor Jones, II



                                THE TUDOR BVI GLOBAL FUND LTD.

                                By: Tudor Investment Corporation,
                                    Trading Advisor


                                    By:      /s/ Andrew S. Paul
                                        ----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel


                                THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                By: Tudor Investment Corporation,
                                    Sub-Investment Manager


                                    By:      /s/ Andrew S. Paul
                                        ----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel


                                TUDOR PROPRIETARY TRADING, L.L.C.


                                By:     /s/ Andrew S. Paul
                                    --------------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel

                                THE ALTAR ROCK FUND L.P.

                                By: Tudor Investment Corporation,
                                    General Partner


                                      By:      /s/ Andrew S. Paul
                                          --------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel


                                THE RAPTOR GLOBAL PORTFOLIO LTD.

                                By:  Tudor Investment Corporation,
                                     Investment Advisor


                                       By:      /s/ Andrew S. Paul
                                          --------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel